PROSPECTUS SUPPLEMENT
(To Prospectus dated October 15, 1998)

                      PATRIOT AMERICAN HOSPITALITY, INC.
                         WYNDHAM INTERNATIONAL, INC.

                              513,300 Shares
                          of Paired Common Stock

    This prospectus supplement and the accompanying prospectus relate to the offer and sale of shares of common stock of Patriot American Hospitality, Inc. and Wyndham International, Inc., which are paired and traded as units (the "Paired Common Stock") at the following prices and in the following amounts:
$7.00, 35,000 shares; $7.3125, 250,000 shares; $7.375, 50,000 shares; $7.4375,
25,000 shares; $7.9375, 58,300 shares; $8.00, 95,000 shares.  We are selling such shares in connection with the settlement of our forward equity transaction with UBS AG, London Branch ("UBS"), which is described in the accompanying prospectus and our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

    We are offering and selling the above shares to the public through broker-dealer affiliates of UBS, who will sell the shares on the New York Stock Exchange.

    We will use the proceeds from such sales to settle part of our forward realty transaction with UBS. See "Use of Proceeds" in the accompanying prospectus.

    UBS and the broker-dealers selling shares under this prospectus supplement are "underwriters" within the meaning of the Securities Act of 1933, as amended.

    The New York Stock Exchange lists our Paired Common Stock under the symbol "PAH." On December 7, 1998, the reported closing sale price of our Paired Common Stock was $7.9375 per share.

    Investing in the Paired Common Stock involves certain risk. See "Risk Factors" beginning on page 3 of the accompanying prospectus. In addition, we have filed reports with the Securities and Exchange Commission since the date of the accompanying prospectus, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998. You should be aware that we have revised the discussion of our forward equity transactions in these reports and you should review them carefully before investing in Paired Common Stock.

                            ------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------

          The date of this prospectus supplement is December 8, 1998.